Exhibit 10.2

19 April 2007

(1) BTG INTERNATIONAL LIMITED

(2) NOVACEA, INC.,

and

(3) KuDOS PHARMACEUTICALS LTD

NOVATION AND LICENCE AGREEMENT

THIS NOVATION AND LICENCE AGREEMENT (the “Agreement”) is made on 19 April, 2007 (the “Effective Date”) BY AND AMONG:

(1)	BTG INTERNATIONAL LIMITED whose company registration number in England is 2664412 and whose registered office is at 10 Fleet Place, Limeburner Lane, London EC4M 7SB England (“BTG”);

(2)	NOVACEA, INC., a Delaware corporation having its primary place of business at 601 Grant Avenue Suite 800, South San Francisco, CA, 94080 (the “Licensee”); and

(3)	KuDOS PHARMACEUTICALS LTD. whose company registration number in England is 3479984 and whose registered office is at 327 Cambridge Science Park, Milton Road, Cambridge CB4 0WG England (“KuDOS”).

RECITALS:

(A)	BTG is the registered proprietor and/or is beneficially entitled to the Patents (as defined below).

(B)	BTG owns or has licence rights to certain technical information and data that relates to the inventions which are the subject of the Patents.

(C)	BTG and KuDOS are currently parties to a certain Licence Agreement dated March 28, 2002, as amended by a letter of variation dated December 2, 2003, with respect to the foregoing patent rights and technical information (the “KuDOS Licence”). Novacea and KuDOS are currently party to a certain Licence Agreement dated December 3, 2003 which grants to Novacea, inter alia, a sublicence with respect to certain of the foregoing patent rights and technical information (the “Novacea Licence”). BTG and Novacea entered a deed of covenant dated December, 3 2003 in relation to the grant by BTG to Novacea of certain direct licence rights in circumstances where BTG has terminated the KuDOS Licence (the “BTG/Novacea Deed”).

(D)	Novacea and BTG, with the consent of KuDOS, wish to enter into a novation of the KuDOS Licence whereby: (i) Novacea shall become the exclusive licensee of BTG with respect to the Patents and the Know-How (as defined below) for the development, manufacture and commercialization of AQ4N in the Field, on the terms and conditions set forth herein, and (ii) KuDOS shall be relieved of all further rights and obligations under the KuDOS Licence effective as of the Effective Date and accordingly, as from the Effective Date, the KuDOS License as between BTG and KuDOS shall terminate. Upon the Effective Date, the Novacea Licence and BTG/Novacea Deed shall each terminate.

TERMS AGREED:

1	Definitions

In this Agreement the following terms shall have the following meanings:

“Accounting Date”	means 30 June and 31 December in each calendar year;

“Active Ingredient”	means a therapeutic product approved for sale by the relevant regulatory authority;

“Affiliate”	means any entity that, directly or indirectly, through one or more intermediates, is controlled by, controls, or is under common control with a party. For purposes of this definition only, the term “control”, “controlled” or “controlling” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether by ownership of voting stock or partnership interest, by contract or otherwise, including direct or indirect ownership of more than 50 percent of the voting interest in the entity in question;

“Annual Sales”	the cumulative aggregate Net Selling Price of Chargeable Transactions in the relevant calendar year (1 January to 31 December);

“AQ4N”	the hypoxic cell cytotoxin known by the chemical name 1,4-bis {[2-(dimethylamino-N-oxide) ethyl]amino) 5,8 dihydroxy-anthracene-9,10-dione and salts thereof;

“Back Licence”	means an irrevocable, non-exclusive, world-wide licence with full rights to sub-license, under the Licensee Inventions and the Licensee Results;

“Chargeable Transaction”	means the sale or other disposal of a Licensed Product by or on behalf of the Licensee or a Sub-licensee or their respective Affiliates during the longer of the following periods, namely:

(1) the period in a country where such manufacture or sale or other disposal would otherwise infringe the Valid Claims of Patents which is for the life of such Patents; or

(2)    in a country in which Licensed Products are sold or otherwise disposed of where there are no Valid Claims of Patents or such Valid Claims of Patents have expired, lapsed or been revoked, the period which runs for [*] years from First Commercial Sale;

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

provided that where such sale or other disposal is made by or on behalf of the Licensee or Sub-licensee to another company which is its Affiliate (or an entity acting on behalf of its Affiliate) for further sale or disposal, then the Chargeable Transaction shall be the first sale or other disposal to a third party not being (or acting on behalf of) an Affiliate of the Licensee or Sub-Licensee (as applicable)), and provided always that if on the sale or disposal of Licensed Products by or on behalf of the Licensee, Sub-licensee or relevant Affiliate company (as the case may be) the Licensed Product is not in Final Form then the Chargeable Transaction shall be the first sale of Licensed Product which is in Final Form;

“Combination Product”	means a Licensed Product consisting of AQ4N and at least one other Active Ingredient;

“Consideration”	means all consideration received by the Licensee or its Affiliates from any Sub-licensee or its Affiliates in respect of the grant of sub-license rights of any of the rights provided hereunder (including without limitation, payments for assignment of any of the rights under this Agreement, payments for options for licences, exercise of such options, grant of licences, paid up licences and stage payments or milestone payments under such licences) in each case irrespective of whether such consideration is in cash but excluding:

(i)     subject to paragraph (iii) of this definition, any payments for equity, other than in respect of any proportion of the subscription price for such shares which represents a premium to the deemed subscription price per share of the Licensee determined by reference to the current valuation of the Licensee (as calculated in accordance with Clause 4.4.2), in which case, the aggregate cash amount of that premium shall be considered to comprise Consideration; and

(ii)    any royalty payments or payments for bulk or formulated Licensed Product (which, for the avoidance of doubt, are dealt with under Clause 5) but only so far as such payments for bulk or formulated Licensed Product are made under bona fide arm’s length supply agreements and represent an amount equal to the open market price for such goods (with any premium over such open market price being deemed Consideration);

(iii)  any bona fide payments (whether in cash or by way of subscription for Licensee equity) for future research and development costs of Licensed Products in circumstances where the Licensee is contractually committed to apply the entirety of the payments to such future research and development. However, on the date falling [*] months after any such payment, any amount of the payment which has not been expended or fairly accrued for ongoing projects by the Licensee for such purpose shall be deemed Consideration (in the case of equity on the basis set out in paragraph (i) above).

“CRC”	the Cancer Research UK (formerly Cancer Research Campaign);

“CRC Agreement”	the agreement between BTG and CRC dated 10 June 1998 pursuant to which CRC are to undertake pre-clinical development and Phase I clinical studies on AQ4N;

“CRC Trial”	the clinical trial to be undertaken by CRC as set out in the protocol identified as CRC Code: CRC 97/05, protocol number PHI /081;

“Deductions”	means:

(a) normal trade discounts or credits actually given;

(b) provided they are separately charged on the relevant invoice, any costs of packaging, insurance, carriage, and freight;

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) any value added (or similar) tax, any import duties or similar applicable government levies charged and paid;

(d)    amounts actually repaid or credited and allowances given by reason of chargebacks, retroactive price reductions or billing errors and rebates (including government-mandated rebates) and cash, credit or free goods allowances;

(e) amounts refunded or credited for Licensed Product which was rejected, spoiled, damaged, outdated or returned; and

(f) any amounts that the Licensee is entitled to deduct in accordance with Clause 11.1;

“Development Plan”	the plan contained in Schedule 4 relating to the development, registration, manufacture, commercial exploitation and marketing of Licensed Products by or on behalf of the Licensee (as such plan may be amended from time to time by the Licensee) such plan to be in accordance with that adopted by and being undertaken by the Licensee;

“Effective Date”	means the date of this Agreement;

“Field”	means the field of the diagnosis, treatment or prevention of disease in humans;

“Final Form”	means fully formulated, in final form packed for ultimate consumer use and suitable for purchase by a purchaser or distributor who is not undertaking substantial product support or marketing, (e.g. a drug wholesaler, a pharmacist or a group of pharmacists, a chain of drug retailers or a hospital or central purchasing department for a group of hospitals);

“First Commercial Sale”	the date of the last to occur of: the date of the first commercial sale by or on behalf of the Licensee or any Sub-licensee of Licensed Product (excluding Licensed Product utilised under clinical trials) in any country of the Major Territory or Japan;

“Index”	means the General Index of Retail Prices (All

Items) of the United Kingdom Central Statistical Office or, if that Index shall cease to be published, the nearest index having like effect;

“Know-How”	means the technical information and data specified in Schedule 2 and any other information and/or data disclosed to the Licensee by BTG pursuant to this Agreement, which in either case at the time of their disclosure to the Licensee are not in the public domain other than by any default of the Licensee or persons acquiring the same from the Licensee and are proprietary to BTG or are owned or controlled by BTG. For the avoidance of doubt it is declared and agreed that: (i) the know-how set out in Schedule 2 shall not be excluded from the definition of “Know-how” due to the fact that BTG only has a sole license of the same from CRC or due to the fact that such know-how has been disclosed to Licensee indirectly by or on behalf of KuDOS under the terms of the Novacea Licence; and (ii) know how may be added to the list set out in Schedule 2 according to the provisions of Clause 11.9;

“Licensed Product”	means:

(a) AQ4N; or

(b) any product made or sold or otherwise disposed of, in any country by, or on behalf of, the Licensee or a Sub-licensee or their Affiliates, and which:

(i) falls within the scope of, or utilises any method or process which falls within the scope of Valid Claims of any of the Patents; or

(ii) embodies or utilises any of the Know How;

“Licensee Inventions”	means any and all discoveries and inventions which are owned or controlled by or licensed to the Licensee or any Sub-licensee and which directly relate to the inventions which are the subject of the Patents and which arise from any evaluation, trial, research and/or development, by or on behalf of the Licensee or Sub-licensee of Licensed Products;

“Licensee Results”	means any and all technical data, know-how, software, notes, chemical compounds, biological material, reports, pre-clinical and clinical data, documentation relating to regulatory submissions and marketing authorisations, and all other material owned or controlled by or licensed to the Licensee or any Sub-licensee which arise from any evaluation, trial, research and/or development by or on behalf of the Licensee or Sub-licensee of Licensed Products;

“Major Territory”	means any of the United States of America, France, Germany or the United Kingdom (or the European Union as a whole in any case where the relevant application for Marketing Authorisation was a single application in respect of the European Union as a whole);

“Marketing Authorisation”	means regulatory approval granted to the Licensee, any Sub-licensee or any of their respective Affiliates from the body or bodies having responsibility for the regulation of medicinal products in a particular market for Licensed Products to be marketed and sold;

“Net Selling Price”	means the price of Licensed Products which are the subject of a Chargeable Transaction calculated as follows:

(i) in the case of an arm’s length sale or other disposal, the gross price as charged or invoiced, less any Deductions;

(ii)    in the case of a sale or other disposal which is not at an open market price or which is for non-cash consideration the open market price in the country where the transaction was effected less any Deductions;

(iii)  With respect to sale of a Combination Product, the “Net Selling Price” for the purposes of calculating royalties hereunder on Licensed Products in such Combination Product will be calculated by multiplying the gross price as charge or invoiced for such Combination Product less any Deductions by the fraction A/(A+B) where A is the gross price as charged or invoiced for the Licensed Product when sold in a product in which Licensed Product is the sole Active Ingredient and B is the aggregate of the gross prices charged or invoiced for any other Active Ingredient(s) in the Combination Product when sold in a product in which it is or they are the sole Active Ingredient(s) in such product. If the Active Ingredient(s) in the Combination Product other than Licensed Product is/are not sold separately, “Net Selling Price” for purposes of calculating royalties payable hereunder shall be the greater of: (i) A (as defined above) less any Deductions; or (ii) the result of multiplying the actual price charged or invoiced for such Combination Product less any Deductions by the fraction A/C in which A is defined as above and C is defined as the gross price charged or invoiced for the Combination Product. If the Licensed Product in a Combination Products is not sold separately, then “Net Selling Price” for the Licensed Product in a Combination Product shall be the greater of: (i) the amount calculated by deducting from the gross price charged or invoiced for such Combination Product, the Deductions and an amount equal to B as defined above; and (ii) 50% of the gross price charged or invoiced for the Combination Product less any Deductions. If neither the Licensed Product nor the Active Ingredient(s) in the Combination Product are sold separately, “Net Selling Price” of the Licensed Product shall be determined by a reputable independent auditor appointed by agreement between the Parties (or failing which the Chairman for the time being of the Institute of Chartered Accountants of England and Wales) with a decision of such auditor being final and binding on the parties and with the auditor acting as an expert and not as an arbitrator. If the price determined by the auditor is equal to or lower than that proposed by the Licensee, then BTG should be responsible for the costs of the appointment of the auditor. If the price determined by the auditor is greater than that proposed by the Licensee then the Licensee should be responsible for the costs of such appointment.

“North American Markets”	means the United States of America, Canada and Mexico’

“Patents”	(i) the patents and applications for patents specified in Schedule 1 and any patent which may be granted pursuant to any of such applications; and

(ii) any patents and applications corresponding to such patents and applications which may be granted to or made by BTG in other countries; and

(iv)   any amendments, reissues, reexaminations or extensions of such patents, any supplementary protection certificates relating to such patents which are granted to BTG, and any divisions, continuations-in-part and continuations of such applications;

For the avoidance of doubt, it is declared and agreed that patents may be added to the list in Schedule 1 pursuant to the provisions of Clause 11.9.

“Phase II Clinical Trial”	an investigation or series of investigations to assess the efficacy and safety of a Licensed Product as a medicinal product in patients as approved by the appropriate regulatory authority, excluding specifically a Phase I trial being the first study or studies (whether approved by a regulatory authority or not) whose principal objective is to evaluate safety across a range or doses in a small number of subjects;

“Phase III Clinical Trial”	an investigation or a series of investigations to assess the efficacy and safety of a Licensed Product as a medicinal product, such investigation being carried out on a significantly large group of patients with the objective of obtaining Marketing Authorisation;

“Patent Territories”	means the territories covered by subsisting Patents;

“Sub-licensee”	the recipient of a sub-license of any of the licenses

granted to the Licensee by BTG hereunder and shall be deemed to include any sub-sub-licensee of the licence to the Licensee under the Agreement;

“Valid Claims”	shall mean either:

(a) a claim of an issued and unexpired patent included within the Patents, which has not been permanently revoked, or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, whose decision is unappealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

(b) a claim of a pending patent application included within the Patents which claim was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of the application.

2	Grant of Licences

2.1	Licences

BTG grants to the Licensee, subject to the provisions of this Agreement:

2.1.1	exclusive licences under the Patents to manufacture, have manufactured, use, import, market, have marketed, sell, have sold, or otherwise dispose of Licensed Products in the Field in the Patent Territories; and

2.1.2	a worldwide exclusive Sub-license as between BTG and Licensee (but with it being acknowledged and agreed that BTG only has a sole license to the Know-how from CRC under the CRC Agreement and such exclusive sub-license to Licensee is subject to the rights of CRC under the CRC Agreement) for the purposes set out in Clause 2.1.1 to use the Know-How and the copyright in the Know how in the Field.

2.2	Scope of Licences

The licences in Clause 2.1 are granted only for the purposes of manufacturing, having manufactured, using, importing, marketing, have marketed, selling, having sold or otherwise disposing of Licensed Products during the term of this Agreement.

2.3	Formal Licences

BTG shall, at the request and expense of the Licensee, execute any further formal document that may be necessary to give effect to this Agreement in any country. Until such licence shall be granted formally, this Agreement shall take effect as a licence.

2.4	Sub-Licensing

The Licensee shall be entitled to grant sub-licences of its rights under this Agreement to any person provided that the Licensee shall comply with and the sub-licence is granted on the terms and conditions set out in Schedule 3 to this Agreement.

3.	Provision of Know-How

Licensee acknowledges that it has, on the Effective Date, already received all the Know-How from KuDOS.

4.	Payments

4.1	In consideration of the rights granted under Clauses 2 and 3, the Licensee shall pay to BTG the amounts set out in Clauses 4 and 5. BTG shall provide an invoice to the Licensee in respect of each payment falling due under this Clause 4 (subject to notification by the Licensee under Clause 9.3.2 of the satisfaction of the relevant milestone event in the case of payments under Clause 4.3). The Licensee shall be required to make payments to BTG:

4.1.1	under Clause 4.2 within [*] days of receipt of the relevant invoice from BTG;

4.1.2	under Clauses 4.3.1(a) and 4.3.2(a) within [*] days of the satisfaction of the relevant milestone event;

4.1.3	under Clauses 4.3.1(b), 4.3.2(b) and 4.4.1, by the earlier of (i) [*] days from the date of receipt by the Licensee of the relevant payment from a Sub-licensee; or if earlier (ii) the expiry of [*] days following the satisfaction of the relevant milestone event; and

4.1.4	under Clause 4.4.2, within [*] days of the determination of the relevant premium in accordance with that Clause.

4.2	Upfront and Annual Payments

4.2.1	KuDOS and Licensee shall each pay BTG the sum of £700,000 (seven hundred thousand pounds) (ie. a total amount of £1.4m).

4.2.2	In respect of each calendar year of the Agreement until the calendar year in which the first Marketing Authorisation is granted to Licensee, Sub-Licensee or any of their respective Affiliates in respect of a Major Territory: the sum of fifty thousand pounds (£50,000). The first annual payment under this Clause 4.2 shall be due on or before January 15, 2008 in respect of the calendar year ended 31 December, 2008 save that no amount shall be payable under this Clause 4.2.2 in any calendar year in which the Licensee is required to make a payment to BTG under Clause 4.3. If an annual payment was made by Licensee in a calendar year in which a milestone payment subsequently becomes due pursuant to Clause 4.3, Licensee shall have the right to credit the amount of the annual payment against the amount of such milestone payment.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3	Milestone Payments

The Licensee shall pay to BTG:

4.3.1	in respect of the earlier of:

(i)	the date on which [*] by or on behalf of the Licensee, a Sub-licensee or any of their respective Affiliates; or

(ii)	the date of filing by or on behalf of the Licensee, a Sub-licensee or any of their respective Affiliates of [*]; or

(iii)	the date of filing by or on behalf of the Licensee, a Sub-licensee or any of their respective Affiliates of [*];

the greater of

(a)	[*] pounds (£[*]); or

(b)	the proportion of Sub-licensee Consideration payable to BTG in respect of that milestone calculated in accordance with Clause 4.4;

4.3.2	in respect of the grant to the Licensee, a Sub-licensee or any of their respective Affiliates or any entity acting on any of their behalves of [*], the greater of:

(a)	[*] pounds (£[*]); or

(b)	the proportion of Sub-licensee Consideration payable to BTG in respect of that milestone calculated in accordance with Clause 4.4.

4.4	Consideration

4.4.1	The Licensee shall pay to BTG [*] percent ([*]%) of Consideration received from any Sub-licensee who has been licensed in respect of any of the North American Markets and [*] percent ([*]%) of Consideration received from any Sub-licensee who has not been licensed in respect of any of the North American Markets.

4.4.2	If a payment is required to be made to BTG under this Clause 4.4 due to the issue of equity by the Licensee in accordance with paragraph (i) of the above definition of “Consideration”, then the Licensee shall pay to BTG its cash entitlement in respect of such Consideration calculated on the following basis:

(i)	if such class of shares of the Licensee are listed or traded on a recognised investment exchange (including without limitation the American Stock Exchange, New York Stock Exchange and those exchanges defined in Section 285(1)(a) of the Financial Services and Markets Act 2000 being, without limitation, the Alternative Investment Market, Euronext, EASDAQ, the

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

London Stock Exchange and NASDAQ) then the premium per Licensee share used to calculate the payment obligation to BTG will be the aggregate of the amount by which the subscription price the third party is to pay for each Licensee share exceeds the average of the closing market prices for that class of shares on such investment exchange for the period of [*] prior to the date of on which the Licensee share issue giving rise to this Consideration payment obligation to BTG occurs (or if lower, the average of the closing market prices for the period of [*] prior to the announcement of the transaction between the Licensee and that third party which gives rise to such Licensee share issue); or

(ii)	if the Licensee is a private limited company and/or unlisted, the premium paid by a third party to subscribe for shares in the Licensee shall be determined in the first instance by the Licensee. The Licensee shall promptly, following the execution of the agreement regarding the subscription by such third party, provide BTG with written evidence to allow BTG to verify the determination of the current valuation of the Licensee and how the applicable premium to be paid by the third party for the share subscription has been calculated in order to determine the Consideration payable to BTG under this Clause 4.4. BTG shall have the right to challenge the determination of the payment (including the share subscription premium) and BTG and Licensee shall use all reasonable endeavours to discuss the same in good faith in order to agree the same. Failing such agreement, the relevant valuation and share subscription premium shall be determined by a reputable independent auditor appointed by agreement between BTG and Licensee (or failing which the Chairman for the time being of the Institute of Chartered Accounts of England and Wales). The decision of the auditor will be final and binding on the parties and the auditor will act as an expert not an arbitrator. If the auditor’s determination of the amount of Consideration payable to BTG under this Clause 4.4.2(ii) is equal to or lower than that proposed by the Licensee then BTG shall be responsible for the costs of the appointment of the auditor. If the auditor’s determination of Consideration payable is greater than that proposed by the Licensee, then the Licensee shall be responsible for the costs of the auditor’s appointment; and

(iii)	by application to the aggregate premium determined under this Clause 4.4.2(i) or (ii) (as applicable) of the relevant percentage set out in Clause 4.4.1.

4.5	The Licensee shall, at its sole discretion but subject to the remaining provisions of this Agreement, have the right to determine the terms of any Sub-licence but shall act in good faith in so doing. In circumstances where Licensee or its Affiliates license or otherwise transfer or provide the benefit of additional intellectual property rights not comprising rights licensed by BTG hereunder to a Sub-licensee or its Affiliates (“Additional Licensed Rights) (whether by way of a Sub-licence or a separate agreement) Licensee shall ensure that the consideration attributed to the Sub-licence of BTG’s rights licensed hereunder represent fair value when compared to those attributed to the Additional Licensed Rights, having regard to their comparative values.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

BTG shall have the right, by submission of written notice to Licensee, to challenge the apportionment of consideration in which event BTG and Licensee shall promptly meet and use all reasonable endeavours, acting in good faith, to agree the same. Licensee shall in such circumstances provide BTG with a written justification for the apportionment made. Failing such agreement, the relevant apportionment shall be determined by a reputable independent expert appointed by agreement between BTG and Licensee on the same basis as provided for in clause 4.4 applied mutatis mutandis.

4.6	Indexation

If at the time any sum becomes payable under Clauses 4.2.2, 4.3.1(a), 4.3.2(a), or 5.3, the Index has increased in aggregate over the period between the Effective Date and the date on which such sum becomes payable, by an amount equal to more than [*] per cent, then the Licensee shall pay to BTG the relevant sum plus an additional amount representing a percentage of that sum equal to the amount by which the percentage increase of the Index during the above period has exceeded [*] per cent. For the avoidance of doubt, if indexation is applicable in accordance with this Clause 4.6, in the case of Clause 5.3, it shall apply to the amounts set out in the table in that Clause under “Minimum Royalty”.

5	Royalties and Minimum Royalties

5.1	In consideration of the rights granted under Clauses 2 and 3 the Licensee shall pay BTG royalties and minimum royalties as set out in this Clause 5.

5.2	Royalties

The Licensee shall pay to BTG in respect of Licensed Products the subject of Chargeable Transactions and, as provided in Clause 16.2 on Licensed Products held on termination, a royalty at the following rates:

5.2.1	In respect of Chargeable Transactions in the North American Markets Licensee shall pay BTG: (i) [*]% of the Net Selling Price on that part of the cumulative total of such Net Selling Price in any calendar year which is less than or up to US$[*] ([*] US dollars); and (ii) [*]% of the Net Selling Price on that part of the cumulative total of such Net Selling Price in any calendar year which is in excess of US$[*].

5.2.2	In respect of all Chargeable Transactions outside the North American Markets, the Licensee shall pay to BTG a royalty at [*]% of the Net Selling Price.

For the avoidance of doubt: (i) the Licensee shall be required to pay royalties to BTG on the sale or other disposal of Licensed Products in circumstances where the manufacture of Licensed Products occurs in a country where such manufacture infringes Valid Claims of Patents in that country of manufacture, notwithstanding that such Licensed Products are sold in a country where such sale or other disposal does not itself infringe Valid Claims of Patents in that country of sale; and (ii) royalties shall only be payable once in respect of the same Licensed Product.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3	Minimum Royalties

If royalty payments due to be paid in respect of any of the following years are less than the minimum royalty indicated below for that year then the Licensee shall pay BTG the following minimum royalties (or the amount of any shortfall):

Calendar years following that in which the first commercial sale of a Licensed Product Occurs in a Majority Territory	Minimum Royalty

First calendar year	[*] pounds (£[*])

Second calendar year	[*] pounds (£[*])

Third calendar year and thereafter	[*] pounds (£[*])

5.4	Royalty Reduction in relation to sales of Licensed Products outside North American Markets

5.4.1	In circumstances where the Licensee is required to pay royalties to BTG on Chargeable Transactions due to the manufacture of Licensed Products in a country where such manufacture infringes the Valid Claims of Patents but where such Licensed Products are sold in a country outside the North American Markets where:

(a)	such sale does not infringe the Valid Claims of Patents in the country of sale; and

(b)	such sale occurs after the expiry of the period of [*] years from first commercial sale of a Licensed Product in that country of sale (excluding Licensed Product utilised under clinical trials); and

(c)	a third party or parties are selling, in competition with the Licensee or any Sub-licensee, AQ4N or salts thereof for the same clinical indication as that addressed by the sale by the Licensee or Sub-Licensee of Licensed Products in such country of sale; and

(d)	by production of written evidence to BTG the Licensee can demonstrate that, due to the matters set out in Clause 5.4.1(c) (and not any overall reduction in the market for Licensed Products in that country) the Licensee’s and Sub-licensee’s market share (taken together) of the sale of Licensed Products in that country of sale have been reduced in any Accounting Period (a “Reduction in Market Share”) by at least [*] per cent ([*]%); then

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

subject to the minimum royalties set out in Clause 5.3 and the other provisions of this Clause 5 and only for so long as such conditions shall continue to persist, the rate of royalty payable solely in relation to those Chargeable Transactions in respect of that country of sale and as provided under Clause 16.2 on termination shall be reduced:

(i)	to [*] per cent ([*]%) if the Reduction in Market Share is equal to or greater than [*]% but less than [*]%; and

(ii)	to [*] per cent ([*]%) if the Reduction in Market Share is equal to or greater than [*]% but less than [*]%; and

(iii)	to [*] per cent ([*]%) if the Reduction in Market Share is greater than [*]%.

5.4.2	In the event that Licensee or a Sub-licensee is required (as provided below) to pay royalties under patent licenses to third parties (not being Affiliates and excluding KuDOS and its Affiliates) in respect of any country in order to manufacture, use or sell Licensed Product in that country as contemplated in this Agreement, which third party royalties are in aggregate in excess of [*] percent of the Net Selling Price in that country, then Licensee will be entitled to deduct from the future royalties payable to BTG in respect of that country only, the lesser of: (i) [*] of the amount represented by such future third party royalty payments (but only in respect of the excess over and above the [*] per cent of Net Selling Price threshold), and (ii) if the third party royalties are payable by a Sub-licensee, [*] percent of the amount of any reduction of royalties payable by that Sub-licensee to Licensee in respect of that country due to the requirement for the Sub-licensee to make such third party royalty payments (but only in respect of the excess over and above the [*] per cent of Net Selling Price threshold). The reduction in royalties to BTG under this Clause 5.4.2 shall not exceed [*]% of Net Selling Price in any country. Licensee shall have no right pursuant to this Clause 5.4.2 to deduct any costs of securing intellectual property rights for know-how or for formulation and/or manufacturing process patents or in respect of any other Active Ingredients in a Combination Product.

For purposes of this Clause 5.4.2, whether a license from a third party is “required” shall be determined as follows. Each Party shall promptly bring to the attention to the other Party any third party patent it discovers where it believes that the Licensee or any Sub-licensee manufacturing, using, offering for sale or selling a Licensed Product would infringe a Valid Claim of the relevant third party patent (with the term “Valid Claim” being defined mutatis mutandis to the third party patent). If the Licensee determines that a license is required for it or any Sub-licensee to undertake a Chargeable Transaction in any country and BTG objects in writing within 30 days after such determination being notified in writing by Licensee to BTG (which notice from BTG shall include a summary of the basis for such determination by BTG), then BTG and Licensee shall in good faith discuss the basis of Licensee’s determination for 30 days, during which period Licensee shall take no action with respect to the proposed license. During such 30 day period BTG may present to Licensee such facts, findings, conclusions, opinions and other information

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as BTG deems relevant. After due good faith consideration of the materials and opinions offered by BTG, Licensee shall be entitled to make a final determination as to whether or not the license is required provided that the Licensee has obtained the written opinion of independent external counsel (a copy of which opinion shall be provided to BTG) that:

(i)	Licensee or its Affiliate or Sub-Licensee is more likely than not to infringe the third party patent in question; and

(ii)	it is more likely than not that the third party patent in question would be found to be valid and enforceable,

and further that Licensee believes, behaving reasonably, that this is a commercially reasonable course of action to take (its Board of directors having approved the same with a copy of the relevant Board Minute being provided to BTG). Should Licensee decide to proceed and eventually obtain such a license, payments made pursuant to such license shall be subject to credit against royalties due to BTG hereunder as provided above. Notwithstanding the above, Licensee shall not have the right to off-set third party royalty payments under this Clause 5.4.2 against previous royalty payments to BTG. For the avoidance of doubt, so far as the licence to third party rights comprises a licence to patents and know-how, this Clause shall only apply to for so long as the relevant third party patents are subsisting.

6	Accounting for Royalties

6.1	The Licensee shall:

6.1.1	keep at its normal place of business, detailed and up to date records and accounts showing the quantity, description and value of Licensed Products sold by it or its Affiliates or on their behalf, the reports received by it from its Sub-licensees detailing the quantity, description and value of Licensed Products sold by or on behalf of them or their Affiliates, and the amount of sub-licensing revenues received by it in respect of Licensed Products, on a country by country basis, in sufficient detail to ascertain the royalties and other sums due under this Agreement;

6.1.2	at the request of BTG provide [*] indicative non-binding forecasts of the amount of royalties likely to be payable under this Agreement;

6.1.3	in the case of Chargeable Transactions by or on behalf of the Licensee or its Affiliates within [*] days after each Accounting Date deliver to BTG a statement of all royalties and other sums due for the [*] month period ending on such Accounting Date showing separately the Chargeable Transactions in each country, and (where relevant), the rate of exchange used or, if it be the case, a statement that no royalties are due;

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6.1.4	in the case of Chargeable Transactions by or upon behalf of a Sub-licensee or its Affiliates, within [*] days of receipt from such a Sub-licensee of a statement showing the sums due to the Licensee in respect of any period deliver to BTG a copy of such statement, together with a statement prepared by the Licensee showing the sums due hereunder to BTG;

6.1.5	send with each such statement under Clause 6.1.3 and 6.1.4 the amount shown to be due but in any event in the case of Clause 6.1.4, make payment to BTG within [*] days after the relevant Accounting Date;

6.1.6	immediately send to BTG the difference between an amount already paid and the correct amount shown to be due and payable as a result of verification under Clause 8.

6.2	On termination or expiry of this Agreement, the final statement from the Licensee under Clause 6.1.3 and 6.1.4 shall be delivered within [*] days of termination or expiry and shall be subject to the provisions of Clause 16.2.

7	Payment Terms, Currency, and Interest

7.1	All payments due under this Agreement shall be made in Pounds Sterling to the following bank account or to such account as BTG may, from time to time, notify to the Licensee in writing:

Sterling account number	[*]
IBAN:GBP	[*]

Sort Code:	[*]
IBAN BIC / swiftcode:	[*]

National Westminster Bank plc
Westminster Branch
[*]
[*]
[*]
[*]

7.2	For the purpose of converting into Sterling the local currency of the Licensee in which royalties arise, the rate of exchange to be applied shall be the rate of exchange applied by National Westminster Bank plc for the purchase of sterling with such foreign currency as at the close of business on the date when the relevant payment first becomes due.

7.3	All payments due under this Agreement shall be made without deduction, other than such amount as the Licensee is required to deduct or withhold by law. With regard to any such

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deduction, the Licensee shall use all reasonable endeavours to assist BTG to claim recovery or exemption under any double taxation or similar agreement. Evidence as to the payment of such tax or sum withheld shall, on request, be given by the Licensee to BTG.

7.4	When making any payment due under this Agreement the Licensee shall also pay any value added (or similar) tax which is payable. All sums payable by the Licensee are noncreditable and non-refundable.

7.5	In the event of any delay in effecting the payments due under this Agreement by the due date, the Licensee shall pay to BTG interest (calculated on a daily basis) on the overdue payment from the date such payment was due to the date of actual payment at a rate of [*]% over LIBOR.

8	Verification

8.1	The Licensee shall allow any authorised representative appointed by BTG, on 30 days notice and during normal business hours, access to and permission to examine and copy the books, accounts and records of the Licensee relating to sales of Licensed Products by or on behalf of itself and/or by any Sub-licensee (or their respective Affiliates) and/or payments from any Sub-licensee for the purpose of verifying and auditing that the amounts calculated as payable by the Licensee to BTG under this Agreement during any calendar year have been correctly calculated and are true and accurate.

8.2	BTG undertakes to the Licensee to keep all information and data contained in such accounts, books and records confidential (subject to the exclusions set out in Clause 9.2.3(i)-(iv) inclusive) and shall not disclose such information or copies of such books and records to any third person (other than on a confidential basis to any BTG Affiliate or its or their respective employees or advisers) and shall only use the same for the purpose of the calculations which they need to perform in order to verify and audit the matters provided for by this Clause 8 and for the recovery of any outstanding sum under Clause 8.6.

8.3	Access and examination under Clause 8.1 shall not be available more than once per calendar year and will not go back over records more than 3 years old unless a discrepancy is found.

8.4	The Licensee shall make available personnel to answer queries on all accounts, books and records required for the purpose of this Clause 8.

8.5	If such verification discloses an underpayment to BTG of more than [*] per cent ([*]%) of the amount due then the Licensee shall, on written request by BTG, pay to BTG the reasonable costs incurred by BTG in respect of such verification and audit, including but not limited to the fees and expenses of the representative.

8.6	Within 14 days following the conclusion of any such verification and audit the Licensee shall pay to BTG any monies due and owing to BTG. If such verification demonstrates any overpayment by the Licensee to BTG, BTG shall not be required to repay any such amount but the Licensee shall be entitled to set off such amount against future royalties payable to BTG.

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9	Licensee’s Obligations

9.1	Sales and marketing efforts

9.1.1	The Licensee, either itself or in conjunction with a Sub-licensee, shall use its best endeavours, subject to prudent business judgement, to develop the Licensed Products and to market, distribute and sell the Licensed Products in each Major Territory and in Japan and to provide or procure the provision of such selling and manufacturing facilities as are necessary to meet demand for the Licensed Products in each Major Territory and in Japan, provided always that the Licensee shall not automatically be breach of this Clause 9.1.1 solely due to the fact that it has agreed with a Sub-licensee in a sub-licence that the Sub-licensee shall only be required to use good faith reasonable endeavours to develop, market, distribute and sell Licensed Products, it being acknowledged that satisfaction of the above obligations (by Licensee or via a Sub-licensee) in respect of one or more Major Territories shall not satisfy the above obligations in relation to each remaining Major Territory and Japan. The Licensee shall use no less diligent efforts to commercialise Licensed Products as it shall use to commercialise any other products owned or controlled by the Licensee which represent comparable market opportunities with comparable intellectual property protection.

9.1.2	The Licensee undertakes to BTG that when selling Licensed Products as part of a package with other products the Licensee shall ensure that it does not favour the other products, or discriminate against the Licensed Product, in terms of pricing, discounts, or in any other way which would adversely affect the royalties due to BTG under this Agreement.

9.2	Reports

9.2.1	The Licensee shall at six monthly intervals from the Effective Date deliver to BTG a written report on the progress and work in connection with the development, manufacture, marketing, use, sale or other disposal of Licensed Products during the preceding six months. Such reports shall contain:

(i)	in relation to the reports for the first two six month periods after the Effective Date and thereafter in respect of the report for the six months ending on the anniversary of the Effective Date only, a copy of the latest version of the Development Plan then available (to the extent that the Development Plan has been amended or varied from that last disclosed to BTG);

(ii)	a summary report of progress with the Development Plan detailing key events (e.g. the completion of Phase II Clinical Trials) and a commentary on progress made in the development and commercialistion of Licensed Products in the preceding six months and the Licensee’s expectations for such progress in the next six month period.

9.2.2

For the avoidance of doubt, it is declared and agreed that changes to the Development Plan shall be in the sole discretion of the Licensee and, if applicable, any Sub-licensee, provided that the Licensee shall act reasonably in making any amendment or variation to the Development Plan (or considering any amendment proposed by a Sub-licensee)

having regard to its obligations set out in Clause 9.1.1.

9.2.3	All such reports shall be treated as confidential by BTG and shall not be disclosed to any person outside the BTG Affiliates and its advisers with the exception of De Montfort University and Laurence Patterson as assignors to BTG of the invention the subject of the Patents and only then provided that BTG has obtained written undertakings from such parties agreeing to keep the contents of the reports secret and confidential other than to the extent that such information:

(i)	becomes public other than by way of a breach of such obligations of confidence;

(ii)	is already in their possession (as demonstrated by written evidence);

(iii)	is received from a third party other than in breach of confidence; or

(iv)	is required to be disclosed by law or any regulator or stock exchange (provided that where practicable the Licensee shall be notified before such disclosure).

9.2.4	If requested by BTG in respect of any six month report, the appropriate representatives of the Licensee shall meet with representatives of BTG to discuss the relevant report, such meeting to be at a time and at a location to be agreed between the Parties.

9.3	Notifications

9.3.1	The Licensee shall, without delay notify BTG of:

(i)	the grant of Marketing Authorisation in order to enable BTG to fully utilise the opportunity to obtain, pursuant to any applicable laws or regulations, extensions or restorations of the term of any Patents or other rights relating to Licensed Products that may qualify for such an extension or restoration (as provided for in accordance with Clause 11.5 and Clause 11.6); and

(ii)	the fact that the Licensee has ceased or otherwise abandoned the development and commercialisation of Licensed Products for the purposes of Clause 15.2.1.

9.3.2	The Licensee shall, within [*] days of the satisfaction of any milestone referred to in Clause 4.3, notify BTG of the satisfaction of that milestone.

9.3.3	The Licensee shall further, without delay (but in any event no later than the next six monthly progress report under Clause 9.2.1) notify BTG in respect of any Licensed Product:

(i)	the start of any clinical trial; and

(ii)	the first sale of any of a Licensed Product;

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provided always that failure to notify BTG of the matters set out at paragraphs (i) and (ii) of this Clause 9.3.3 shall not constitute a breach of a material term of this Agreement by the Licensee.

9.4	Marking

The Licensee shall legibly mark Licensed Products or, if not practicable, then any associated packaging or literature, with the relevant patent or application number.

10	BTG Obligations

10.1	BTG shall within [*] days of receipt of any of the same provide to the Licensee copies of all reports and data received from CRC in respect of the CRC Trial under the CRC Agreement. Such reports shall be included within the definition of Know-how.

10.2	The Parties acknowledge that under Clause 5.5 of the CRC Agreement, CRC has the right to publish or have published a paper incorporating the results and data from the CRC Trial in any peer-reviewed scientific journal save that:

10.2.1	CRC is required to provide BTG with a copy of the paper at least [*] days prior to submission for publication; and

10.2.2	BTG has the right to make comments on the intended publication to CRC within [*] days of receipt; and

10.2.3	CRC is required to ensure that BTG’s comments are passed onto the authors of the intended publication and CRC is to request that the authors give BTG’s comments due consideration; and

10.2.4	BTG cannot withhold consent to publication of the paper unless, in BTG’s reasonable opinion, it is necessary to delay publication in order to file a patent application in respect of any invention disclosed by the CRC Trial in which event BTG is to provide CRC with a written explanation of the reasons why BTG believes a delay is necessary; and

10.2.5	any delay required by BTG in accordance with Clause 10.2.4 will be kept to the minimum period practicable and will in no event extend beyond [*] months from the date of submission of the proposed publication to BTG.

10.3	Considering the exercise of its rights under Clause 5.5 of the CRC Agreement (as described in Clause 10.2) BTG shall:

10.3.1	promptly provide to the Licensee a copy of any intended publication received under Clause 10.2.1;

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10.3.2	consult with the Licensee in relation to the comments (if any) to be provided to CRC in accordance with Clause 10.2.2 and the basis for, and time required for, any delay in publication in accordance with Clause 10.2.4 and 10.2.5.

10.4	Nothing in this Agreement shall impose on BTG any obligation or commitment to undertake, fund or otherwise procure the undertaking of any pre-clinical or clinical trials or studies, research and/or development of any nature whatsoever in relation to the subject matter of the Patents.

10.5	Subject to Clause 10.4, BTG shall not exercise any remaining rights, remedies or discretions which have survived the expiry of the CRC Agreement without obtaining the prior approval of Licensee, save that BTG may, in such manner as it deems in its sole discretion appropriate, defend itself against any action or claim against it arising from the subject matter of the CRC Agreement.

10.6	Save as follows, BTG shall indemnify the Licensee and KuDOS, as well as their respective Sub-licensees and their respective officers, directors, employees, and agents (each, an “Indemnittee”) against any and all liability, loss, damage, cost or expense which Licensee may incur or suffer to a third party arising directly out of or in connection with the conduct of the CRC Trial. BTG’s obligation to indemnify under this Clause 10.6 is conditional on and subject to the following:

10.6.1	the Indemnitee giving BTG timely written notice of any claim asserted against the Licensee for which indemnification is to be claimed hereunder;

10.6.2	BTG will have sole control over the defense of such claim, including the right to litigate or settle in BTG’s sole discretion;

10.6.3	the Indemnitee will furnish BTG will all information and assistance in connection with the defense of such claim that BTG may reasonably request, and will use all reasonable efforts to minimise and mitigate its liabilities, losses, damage, costs, and expenses attributable to such claim; and

10.6.4	BTG will be released from any obligation to indemnify an Indemnittee to the extent that the claim against which indemnification is sought arises from any act or omission by or on behalf of such Indemnitee (including but not limited to any act or exercise of any right, remedy or discretion by BTG under the CRC Agreement which has been approved by the Licensee under Clause 10.5).

11	Intellectual Property

Patent Prosecution

11.1

At the cost and expense of BTG, BTG shall use its best endeavours, subject to prudent business judgement, to file, prosecute and maintain the Patents in each Major Territory, including taking such steps as may be deemed necessary in relation to any opposition or interference proceedings and to defend the Patents against any claim of invalidity. For the avoidance of doubt, BTG shall not be required to undertake any action to file, prosecute or maintain the Patents or undertake any action in relation to any opposition, interference or invalidity proceedings, where it has been advised by a patent agent or legal counsel that such action would, on the balance of probabilities, be unlikely to succeed. In the event that BTG decides not to undertake any such action in relation to any opposition, interference or invalidity on the basis of such advice, it shall promptly inform the Licensee in writing of this fact and at the Licensees request, provide copies of all documents and papers relating to such proceedings and the Licensee shall have the right exercisable by submission of written notice to BTG within 30 days of receipt by the Licensee of BTG’s notice to assume control of such proceedings by or upon behalf of BTG as appropriate and using Licencee’s own counsel and at its own cost and expense. In such event the Licensee shall indemnify BTG against its costs, liabilities and expenses in relation to any such action. In the event that the Licensee takes such proceedings and succeeds in them (i.e. the relevant Patent is held valid by a decision of a court or other governmental agency of competent jurisdiction, whose decision is unappealable or un-appealed within the time allowed for appeal or the relevant Patent prevails in any interference proceedings) then Licensee shall be entitled to recover as a Deduction: (i) its external costs and expenses incurred; and (ii) a reasonable additional charge for internal Licensee executive management time directly and solely utilised in pursuing the successful action.

11.2	If BTG desires to allow any of the Patents to lapse, become abandoned or disclaimed, it shall first notify the Licensee of that fact in advance. The Licensee shall have the right, exerciseable by submission of written notice to BTG within [*] days of receipt by the Licensee of BTG’s notice and subject to the following payment obligation, to require that BTG continues to file, prosecute and maintain all or any of the Patents for the remaining duration of this Agreement. The Licensee shall indemnify BTG against all out of pocket costs and expenses incurred in undertaking such actions. When BTG has notified the Licensee under this Clause 11.2 of an intention to let lapse, become abandoned or disclaimed all of the Patents in respect of a country then the Licensee shall not be required to pay BTG royalties in respect of sales of Licensed Products in that country only. Subject to Clause 11.3, this Clause 11.2 shall not remove the obligation of the Licensee to continue to pay royalties on such Licensed Products if their manufacture constitutes a Chargeable Transaction or if the sale in that country occurs within the period of [*] years from the First Commercial Sale.

11.3	In the event that BTG seeks to abandon or let lapse all Patents in all the Major Territories, then the Licensee shall not be required to pay to BTG any royalties in respect of sales of Licensed Products anywhere in the world after such event.

11.4	The Licensee shall promptly provide to BTG any assistance which BTG shall reasonably require in respect of the prosecution and the maintenance of the Patents.

Supplementary Protection Certificates and extensions of term of the Patents

11.5	The Licensee shall provide to BTG copies of authorisations and such other documentation as BTG may reasonably require, and co-operate fully with BTG in pursuing and securing any extension of or restoration of the term of any Patents or grant of any supplementary protection certificate or other protection under regulations, directives and laws governing the development of and protection of rights relating to the Patents or Licensed Products. The

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Licensee acknowledges that time is of the essence in order to submit applications or evidence required to obtain such extension or restoration of term of Patents and that securing such extension or restoration in respect of a Licensed Product is likely to be of significant commercial value.

11.6	BTG shall use all reasonable efforts to make and seek any such application or evidence for extension or restoration or other protection. BTG shall bear the costs associated with such applications. BTG shall decide at its sole discretion, what if any Patents shall be the subject of any application for extension or restoration or other protection save that BTG shall consult with the Licensee in respect of such decision.

11.7	BTG shall offer any extended or restored Patents or other protection, to the Licensee on the same terms and conditions set forth in this Agreement.

Ownership of Licensee Inventions and Licensee Results

11.8	Subject to Clause 16.4, for the avoidance of doubt it is declared and agreed that any and all right, title and interest in and to Licensee Inventions and Licensee Results shall be vested in and owned by the Licensee or Sub-licensee as the case may be and in the case of a Sub-licensee as agreed between the Licensee and Sub-licensee.

BTG Licence of Improvements to the Invention

11.9	If, during the period of this Agreement BTG becomes the owner or licensee of any further patents and patent applications and associated know-how which claim processes for the formulation and manufacture of AQ4N, or use of the Licensed Product, so far as BTG is free to do so, these shall be offered to Licensees (for the purpose of this Clause 11.9 “Improvement Patent” and “Improvement Know How” respectively). Upon receipt of any such written notice from BTG the Licensee shall have [*] days to determine which it wishes to take a license to such Improvement Patents or such Improvement Know How and shall notify BTG in writing of its conclusion. In the event of no notice in writing being given by the Licensee, or notice of negative conclusion being reached, there should be no further change to this Agreement and the above option to license the notified Improvement Patents and/or Improvement Know How shall lapse. In the event of notification by the Licensee to BTG of a positive conclusion, relevant Improvement Patents shall be included in the definition of Patent and details of the Improvement Patents shall be deemed to be added to Schedule 1 and corresponding Improvement Know How shall be included in the definition of Know How and shall be deemed to be added to Schedule 2.

BTG will not initiate further scientific or technical work with the intention of creating new intellectual property rights that would fall with this Clause 11.9 (save that this provision shall not exclude BTG’s rights to seek protection of intellectual property rights subsisting in word conducted to date).

For the avoidance of doubt, it is acknowledged that: (i) if Licensee does not exercise the above option to acquire any intellectual property rights notified to Licensee by BTG under this Clause 11.9, BTG shall be free to deal with such rejected intellectual property rights as it in its sole discretion sees fit (including but not limited to enforcing the same against the Licensee or any Sub-licensee); and (ii) BTG may from time to time be offered the opportunity to acquire an

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interest in intellectual property rights which may comprise Improvement Patents or Improvement Know How (if so acquired by BTG) and the above option set out in this Clause 11.9 shall not oblige BTG to acquire or otherwise deal with any such rights.

12	Confidentiality

12.1	The Licensee undertakes that it shall keep and it shall procure that its respective directors and employees keep secret and confidential the Know-How and any information (whether or not technical) of a confidential nature, communicated to it by BTG either preparatory to or as a result of this Agreement and shall not disclose the same or any part of the same other than to those of its directors and employees to whom the Know-How and/or information needs to be disclosed for the purposes of this Agreement.

12.2	The provisions of sub-clause 12.1 shall not apply to Know-How and information which:

12.2.1	as evidenced by the Licensee’s written records, was lawfully known to the Licensee prior to its communication by or through BTG and was not communicated to the Licensee subject to any restrictions on disclosure or use; or

12.2.2	is inevitably disclosed by the sale of Licensed Products embodying any of the Know-How; or

12.2.3	is in or comes into the public domain (including by reason of the matters contemplated under Clause 10.2) other than by any default of the Licensee, or persons acquiring the same from the Licensee; or

12.2.4	becomes known to the Licensee by the action of a third party not in breach of any obligation of confidence (other than by CRC or the principal investigator undertaking the CRC Trials).

13	Warranties and liability

13.1	BTG warrants, represents, and undertakes as follows, that at the Effective Date:

13.1.1	it is the absolute and unencumbered owner of the Patents; and

13.1.2	it is not aware that any third party owns or claims any rights in the Patents; and

13.1.3	BTG is not aware of any breach by CRC of the CRC Agreement.

13.2

Each of the Licensee and KuDOS severally represent and warrant to BTG as at the Effective Date that they have disclosed to BTG copies of all agreements, arrangements or understandings between Licensee (or its Affiliates) and KuDOS (or its Affiliates) in relation to Licensed Products or the license, assignment, novation or other transfer of the right to or benefit of intellectual property rights, supply contracts or other arrangements arising from or related to the KuDOS Licence (“KuDOS Rights”). Licensee undertakes that neither it nor its Affiliates will provide to KuDOS or its Affiliates any consideration of any nature whatsoever in relation to KuDOS Rights or the novation of the KuDOS Licence other than as is reflected in the agreements between KuDOS and Licensee disclosed to BTG prior to the Effective Date.

13.3	KuDOS, to the best of its knowledge and belief, warrants to BTG that the two US$1m payments it has received from Licensee pursuant to Clauses 9.1 and 9.2 of the Novacea Licence to reimburse KuDOS for future research and development expenses have been spent, in their entirety, solely on the development of Licensed Products. This Clause 13.3 is without prejudice to BTG’s right to audit the same on the basis set out in Clause 8.

13.4	Except as expressly set out in this Clause 13, no representation, condition, or warranty whatsoever is made or given by or on behalf of BTG, KuDOS or Licensee and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

13.5	Nothing in this Agreement shall be construed:

13.5.1	as a representation or warranty that any of the Patents or copyright in the Know-How, are valid or enforceable or (in the case of patent applications) will proceed to grant;

13.5.2	subject always to the provision of Clause 13.1.2 as a representation or warranty that any of the acts hereby licensed or agreed to be licensed by BTG will not infringe the rights of third parties;

13.5.3	as a representation or warranty that the Patents or Know-How will lead to the development of Licensed Products of satisfactory quality or ft for the purpose intended by the Licensee.

13.6	BTG shall be under no liability whatsoever to the Licensee in contract, tort, negligence, breach of statutory duty or otherwise for any expense, loss, death, damage or injury of any kind (including any loss of profit or consequential damage) sustained by the Licensee or any third party which arises directly or indirectly from any cause or circumstance referred to in Clause 13.7 below.

13.7

13.7.1	The Licensee shall indemnify BTG against any loss, damages, costs or expenses which are awarded against or incurred by BTG as a result of any claim or threatened claim which arises directly or indirectly from the development, manufacture, importing, use, storage, marketing, sale or disposal of the Licensed Products following the Effective Date, in circumstances where BTG is not in breach of any term of this Agreement relevant to that claim or threatened claim and has not been negligent.

13.7.2	The Licensee undertakes to BTG to perform and discharge all obligations and liabilities of Licensee under this Agreement following the Effective Date, as if Licensee as if Licensee had been an original party to the KuDOS Licence in place of KuDOS.

13.7.3	KuDOS shall indemnify BTG against any loss, damages, costs or expenses which are awarded against or incurred by BTG as a result of any claim or threatened claim which arises directly or indirectly from the development (with the exception of the CRC Trials save where arising from any action of KuDOS or instruction or matter approved by KuDOS under Clause 10.5), manufacture, importing, use, storage, marketing, sale or disposal of the Licensed Products prior to the Effective Date in circumstances where BTG is not in breach of any term of this Agreement relevant to that claim or threatened claim and has not been negligent.

13.7.4	Licensee shall indemnify KuDOS against any loss, damages, costs or expenses which are awarded against or incurred by KuDOS as a result of any claim or threatened claim which arises directly or indirectly from the development, manufacture, importing, use, storage, marketing, sale or disposal of the Licensed Products subsequent to the Effective Date except to the extent that any such claim results from the negligence or intentional misconduct of KuDOS.

13.7.5	Effective as of the Effective Date, KuDOS shall be released and discharged from all claims, demands, duties, obligations and liabilities arising under the KuDOS Agreement following the Effective Date, whether in contract, tort or otherwise.

13.8	During the term of this Agreement and for [*] years thereafter the Licensee shall, at its own cost, effect and maintain in force with reputable insurers, adequate product liability insurance in respect of Licensee’s development and commercialization activities with respect to the Licensed Products (including, without limitation, their storage, manufacture, use, and supply by Licensee or any Sublicensee) and shall provide evidence of such insurance to BTG on request. There shall be no obligation on the Licensee to impose this provision on any Sub-licensee.

14.	Commencement, Duration, and Survival

14.1	This Agreement and the licences granted hereunder shall come into force on the Effective Date and shall continue until the expiry of the period during which Chargeable Transactions occur.

14.2	Upon the expiry of this Agreement under Clause 14.1 (but not termination under Clause 15) the Licensee’s licence under Know-how that remains secret at the time of such expiration will continue thereafter royalty-free and irrevocable.

14.3	The provisions of Clauses 4 to 8 (payments, royalties, accounting for royalties, payment terms and verification) inclusive and Clause 16.2 (royalties payable on stocks at termination) shall remain in effect notwithstanding termination or expiry of this Agreement until the settlement of all subsisting claims by BTG. The provisions of Clauses 12 (confidentiality), Clauses 13.6 and 13.7 (liability and indemnity) and 16.4 (licence of improvements) shall remain in effect notwithstanding termination or expiry of this Agreement.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.	Termination

15.1	The Licensee may terminate this Agreement at any time on six months’ notice in writing to BTG save that Licensee may not terminate this Agreement during the period of Chargeable Transactions if Licensee or any Sub-licensee or any of their respective Affiliates are continuing to manufacture, have manufactured, use, import, market, have marketed, sell, have sold, dispose of or otherwise have disposed of (each a “Licensed Activity”) any Licensed Products in respect of which a Licensed Activity would have infringed a claim of a Patent in the country in which any such Licensed Activity is conducted but for the expiry, revocation or lapse of all of the relevant Patents.

15.2	Subject to the provisions of Clause 15.4, BTG may terminate this Agreement in toto or with respect to any country or jurisdiction, by notice in writing to the Licensee, if any of the following events occur:

15.2.1	if at any time the Licensee ceases (taking into account for the purposes of this Clause 15.2.1 the activities of Sub-licensees), for longer than six months, all development and/or commercialisation of Licensed Products;

15.2.2	any royalties or other sums payable remain unpaid for 30 days after the due date;

15.2.3	the Licensee is in breach of any of the other material terms or obligations of this Agreement, and such breach is not capable of remedy;

15.2.4	the Licensee goes into liquidation either compulsory or voluntary (except for the purpose of reconstruction or amalgamation) or if a receiver, administrative receiver, or administrator is appointed in respect of the whole or any part of its assets or business, or if the Licensee makes any composition with its creditors or takes or suffers any similar or analogous action in consequence of debt; or

15.2.5	if the Licensee directly or indirectly opposes or assists any third party to oppose the grant of any of the Patents or disputes or directly or indirectly assists any third party to dispute the validity of any of the Patents.

15.3	Termination by BTG in respect of those matters set out in Clause 15.2.1, 15.2.4 or 15.2.5 above shall have immediate effect on written notice delivered to the Licensee.

15.4	In the case of termination by BTG under Clauses 15.2.2 or 15.2.3, BTG may serve on the Licensee a notice of termination of the Agreement but the notice shall only have effect 30 days after the date of service and only then if within that period, the Licensee shall have failed to remedy the breach.

15.5	On the Effective Date the Novacea Licence, BTG/Novacea Deed and the KuDOS Licence shall terminate.

16.	Rights on termination

16.1	The expiry or termination of this Agreement or the Novacea Licence or KuDOS Licence,

or of any of the licences granted hereunder or thereunder, shall be without prejudice to any rights of any party which may have accrued at or up to the date of termination.

16.2	On termination of this Agreement for whatever cause, the Licensee shall pay to BTG royalties (in accordance with Clause 5 of this Agreement) in respect of all Licensed Products being manufactured by the Licensee or any Sub-licensee at the date of termination and all Licensed Products manufactured and not yet sold save in either case for Licensed Product intended for use in clinical trials. The Licensee shall then be free to sell or dispose of Licensed Products intended for sale on which royalty has been paid.

16.3	Subject to the following, on termination of this Agreement for whatever cause, the Licensee shall pay to BTG [*] per cent ([*]%) of the next milestone payment provided for under Clauses 4.3.1 or 4.3.2 (e.g. if at the time of termination a payment had only be made under Clause 4.3.1 the Licensee would be required to pay BTG [*]% of the payment due under Clause 4.3.2 being, a minimum of £[*]). No payment shall be required under this Clause 16.3 if termination is due to failure of Licensed Products on grounds of efficacy, safety or toxicology or if termination was by Licensee by virtue of breach of this Agreement by BTG. In such circumstances, in order for such termination payment obligations to be removed, the Licensee shall provide written evidence and data to BTG’s satisfaction (acting reasonably) as to the applicability of such issues as the grounds of termination.

16.4	On termination of this Agreement, in whole or part by: (i) the Licensee under Clause 15.1 (other than due to a material breach by BTG or on the grounds of unacceptable efficacy, safety or toxicology of a Licensed Product as determined by a competent authority with the responsibility for the regulation of medicinal products in a Major Territory (FDA, MHRA, EMEA etc) as evidenced in writing to BTG at the time of termination); or (ii) by BTG under Clause 15.2 in the circumstances where there is not any subsisting Sub-licensee (or where there is a subsisting Sub-licensee but Clause 16.5 does not apply), the Parties shall, if so requested by BTG, negotiate and agree in good faith the terms of a Back Licence in relevant countries to BTG under Licensee Inventions and Licensee Results, which shall be on reasonable commercial terms. The Back License shall provide that the Licensee is entitled to a share of monies actually received by BTG arising solely from any subsequent development or commercialisation of Licensed Inventions and/or Licensee Results. The Back Licence shall continue until all patents, patent applications, extensions to patents, and supplementary protection certificates that relate solely to the Licensee Inventions have ceased to exist or until the know-how in the Licensee Results is no longer identifiable or secret, whichever is the longer. Under the terms of the Back Licence the Licensee shall, on request by BTG, deliver to BTG (or such other person as BTG may nominate) copies of the Licensee Results. The terms of the Back Licence shall also include a transfer (so far as are transferable) of all rights and authorisations and governmental approvals granted to the Licensee and/or any Sub-licensee or their Affiliates for the protection, marketing and sale of Licensed Products. Any Back Licence shall only come into force and effect upon the conclusion of such negotiation and agreement by the execution of the Back Licence between the Parties.

16.5	Upon the termination of this Agreement by BTG under Clause 15.2 in circumstances where the Licensee has appointed one or more Sub-licensees and they themselves have not caused the event leading to termination:

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.5.1	BTG shall, if requested to do so, enter into a licence agreement with each such Sub-licensee on the same terms as this Agreement but without the sub-licence provisions;

16.5.2	BTG acknowledges and agrees that (subject to Clause 13.2) Licensee may also enter into an agreement with each such Sub-licensee or modify or amend any existing agreements for the future use and exploitation by such Sub-licensee of Licensee Inventions and Licensee Results belonging to the Licensee.

16.6	At the request of Licensee prior to the conclusion of any agreement between the Licensee and a Sub-licensee BTG shall enter into a deed the contents of which shall be a direct undertaking by BTG to the Sub-licensee that BTG will comply with the provisions of Clause 16.5 hereof.

17.	Infringement and Dispute Resolution

17.1	The Parties shall promptly inform the other in writing of any alleged infringement of the Patents by a third party of which they become aware and shall provide any available evidence of such alleged infringement. The Parties shall consult in relation to the appropriate action to be taken which shall be in accordance with this Clause 17.

17.2	The Licensee shall have the first right and option (but not the obligation) to bring an action for infringement against any third party infringer of the Patents and may join BTG as a co-plaintiff if so advised, provided that the Licensee shall indemnify BTG against its liabilities, costs and expenses of doing the same. If Licensee notifies BTG in writing that it does not intend to take any such action, or in any event takes no action within a period of three months from notification of alleged infringement, then BTG shall have the right and option (but not the obligation) at its sole expense to take action against the alleged infringer in its own name in which case all costs, expenses and liabilities incurred and any profits or damages received by BTG shall be for the account of BTG. In such circumstances where BTG has a right of action, it shall be entitled to join the Licensee as a co-plaintiff if so advised, provided that BTG shall indemnify the Licensee against its liabilities, costs and expenses of doing the same.

17.3	In taking such action the Licensee shall consult with, and give good faith reasonable consideration to BTG’s requirements in relation to the prosecution of any such infringement action. Any recovery of damages by Licensee for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Licensee relating to the suit. If requested by BTG, the Licensee shall provide BTG with evidence of the Licensee having incurred such deducted costs and expenses. The balance remaining from any such recovery shall be considered as Net Selling Price of Licensed Product and subject to royalties under Clause 5.

17.4	If the Licensee elects to commence an action pursuant to Clause 17.2, but does not join BTG as a party BTG, at its sole option, may seek to join any such suit, for the purpose of defending any issue concerning the validity and enforceability of the Patents and the Licensee shall not oppose such joinder.

17.5	BTG and the Licensee agree to render such reasonable assistance as the other may request in the event such action is taken by either Party, subject to the other paying all reasonable costs and expenses incurred by such party in so doing.

18.	General

18.1	Assignment

Save as otherwise provided in this Agreement each Party shall not without the prior written consent of the other, assign the benefit and/or burden of this Agreement except to an Affiliate (so long as it remains such) or to a third party acquiring or merging with the entire business of the assigning Party and then only provided that such Affiliate or third party first undertakes in writing to the other Party to be bound by the terms of this Agreement.

18.2	Waiver

No failure or delay on the part of any party to exercise or enforce any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy. The waiver by any party to this Agreement of any breach, default, or omission, in the performance or observance of any of the terms of this Agreement by the other shall not be deemed to be a waiver of any other such breach, default, or omission.

18.3	Invalid Clauses

If any part or provision of this Agreement is prohibited, or rendered void or unenforceable, by any legislation, the validity or enforceability of the Agreement as a whole or of any other part of this Agreement shall not be affected.

18.4	Amendment

This Agreement may only be amended in writing signed by duly authorised representatives of BTG and the Licensee.

18.5	Third Party Rights

The parties to this Agreement do not intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 any of the terms of this Agreement should be enforceable by a person who is not a party.

18.6	Notices

Any notice or other communication given pursuant to or made under or in connection with the matters contemplated by this Agreement shall be in writing in the English language and shall be delivered by courier, sent by post or sent by facsimile to the address of the recipient set out above or its or facsimile number set out below or as specified by the recipient from time to time in accordance with the procedure set out in this Clause 18.6. Notices sent by E-Mail shall not be valid of themselves and must be confirmed in hard copy form by courier, by post or facsimile.

The facsimile number for BTG shall be [*].

The facsimile number of the Licensee shall be [*]

In the case of BTG, notices will be addressed to the Manager, Sales & Contract Administration, which for the time being shall be [*].

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In the case of the Licensee, notices will be addressed to the Chief Commercialization Officer

Any notice given pursuant to this Clause shall be deemed to have been received:

(a)	if delivered by courier, at the time of delivery; or

(b)	if sent by post:

(i)	where posted in the country of the addressee, on the second working day following the day of posting, and

(ii)	where posted in any other country, on the fifth working day following the day of posting; or

(iii)	if sent by facsimile, on acknowledgement by the recipient facsimile receiving equipment on a working day if the acknowledgement occurs before 1700 hours local time on a working day of the recipient and in any other case on the following the working day.

A Party may notify the other Parties to this Agreement of a change of its name, relevant addressee, address or facsimile number for the purposes of this Clause provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five clear working days after the date on which the notice is given, the date falling five clear working days after notice of any such change has been given.

For the avoidance of doubt, the Parties agree that the provisions of this Clause shall not apply in relation to the service of Service Documents (as defined in this Clause).

“Service Document” means a writ, summons, order, judgment or other document related to or in connection with any Court proceeding, cause, matter or action arising out of or connected in any way with this Agreement.

18.7	Announcements

18.7.1

No party shall make any press or other public announcement relating to the technology which is the subject of this Agreement or the contents of this Agreement without first giving the other parties a copy of the proposed statement or press release so as to give that other parties a reasonable opportunity which shall last for no longer than five working days to correct any factual errors in, and/or make comments on, those parts of the proposed statement or press release which relate to that party and/or the technology or its business, and on the proposed timing of or requirement for the issue of the relevant proposed statement or press release. KuDOS shall only have rights to receive an announcement if referring to it or the arrangements for the termination of the KuDOS Licence or Novacea Licence. However this restriction shall not apply to disclosures required by law or necessary to comply with the rules of any securities market or stock exchange provided that the disclosing party uses its reasonable endeavours to notify the other party in advance.

18.7.2	The Licensee agrees, at the request of BTG, to acknowledge BTG as the source of the intellectual property relating to the Licensed Products in any press release or publication issued by or on behalf of the Licensee or Sub-licensees in connection with the sub-licensing, development and obtaining of marketing approval of Licensed Products. This may be achieved by including a statement, in the main body of the release or publication, to the effect that BTG is the source of the licensed technology.

18.8	Interpretation

In this Agreement the headings are used for convenience only and shall not affect its interpretation. References to the singular include the plural and vice versa.

18.9	No agency

No party shall act or describe itself as the agent of any other, nor shall it make or represent that it has the authority to make any commitments on any other’s behalf.

18.10	Further Action

Each party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

18.11	Entire Agreement

This Agreement sets out the entire agreement between the parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter.

18.12	Law and Jurisdiction

18.12.1	This Agreement is to be read and construed in accordance with, and governed by, English law.

18.12.2	The Licensee submits to the exclusive jurisdiction of the English Courts.

THIS AGREEMENT IS EXECUTED by the authorised representatives of the Parties as of the date first written above.

SCHEDULE 1

The Patents

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2

The Know-how

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 3

Sub-licence Terms

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 4

The Development Plan

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SIGNED for and on behalf of BTG INTERNATIONAL LIMITED

Signature:	/s/ Christine Soden

Name:	Christine Soden
Title:	Chief Financial Officer

SIGNED for and on behalf of NOVACEA, INC.

Signature:	/s/ John P. Walker

Name:	John P. Walker
Title:	Chairman-Interim CEO

SIGNED for and on behalf of KuDOS PHARMACEUTICALS LTD.

Signature:	/s/ Anne Brindley

Name:	Anne Brindley
Title:	Global Product Developer